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Exhibit 99.3

FOR IMMEDIATE RELEASE

CONTACT
Gregory Hughes
Chief Financial Officer
—or—
Heidi Gillette
Director, Investor Relations
(212) 594-2700

SL Green Realty Corp. Announces Authorizations for
Share Repurchase of up to $300 Million

        New York, NY, March 20, 2007—SL Green Realty Corp. (NYSE: SLG) today announced that its Board of Directors has authorized the repurchase of up to $300 million worth of SL Green common stock, or approximately 3.4% percent of its fully diluted outstanding shares based on the current market price.

        Stock repurchases under this program will be made through the open market or in privately negotiated transactions from time to time. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions, and other corporate liquidity requirements and priorities. The stock repurchase program may be suspended or terminated at any time without prior notice, and will expire on December 31, 2008.

        This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities of SL Green Realty Corp. nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes and the shares of SL Green's common stock that may be issuable upon exchange of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any State or other jurisdiction and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act and other applicable securities laws.

Company Profile

        SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche. As of March 1, 2007, the Company owned 33 New York City office properties totaling approximately 24 million square feet, making it New York's largest office landlord. In addition, SL Green holds investment interests in Manhattan retail properties totaling approximately 300,000 square feet at eight properties, along with ownership of 24 suburban assets totaling 3.6 million square feet in Westchester County and Connecticut.

        To be added to the Company's distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-looking Information

        This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company's control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company's filings with the Securities and Exchange Commission.

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  Exhibit 99.3
SL Green Realty Corp. Announces Authorizations for Share Repurchase of up to $300 Million